                                                                    Exhibit 99.1


Thompson PBE reports second quarter March 29, 1997, financial results and distribution of preferred stock purchase rights.

        MARINA DEL REY, Calif.--May 6, 1997--Thompson PBE Inc. (NASDAQ/NM:THOM) reported its financial results for the 13 weeks ended March 29, 1997.

        Net sales for the quarter totaled $51,441,000, an increase of 23 percent from the prior year. For the six months ended March 29, 1997, revenues increased 25 percent from the comparable prior year period to $99,209,000. The increases were attributable to the acquisition of 15 businesses since Dec. 31, 1995, including two businesses acquired during the current fiscal year. No businesses were acquired during the quarter ended March 29, 1997.

        Net income for the quarter was $321,000, or 4 cents per share, as compared with net income of $1,034,000, or 12 cents per share, in the second quarter of fiscal 1996. Net income for the six months ended March 29, 1997, was $543,000, or 6 cents per share, as compared with $1,901,000, or 21 cents per share, in the comparable prior year period.

        The reduction in net income was primarily the result of lower gross margins and higher interest expense during the current fiscal periods as compared with the year earlier periods. The decrease in gross profit margins was in part the result of a change in the company's inventory purchasing patterns and, to a lesser extent, competitive pressures and increased customer support costs.

        Mortimer A. Kline, president and chief executive officer, commented:
"We continue to focus on the basic elements of our business. During the initial quarters of the current fiscal year, we changed certain discretionary purchasing patterns to reduce inventory levels and improve efficiencies. Although margins dropped during the periods as a result, reductions in inventory levels and expense savings were achieved.

        "The company expects to realize the full benefits of these actions during future periods. Our focus continues to remain on improving profitability of our core business and standardizing systems and procedures."

        Separately, the company also announced that its board of directors Tuesday declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Thompson PBE common stock. If and when the rights become exercisable, each right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the company at an initial exercise price of $25 per right.

        The rights will, subject to certain exceptions, be exercisable if a person or group acquires 20 percent or more of the company's common stock or announces a tender offer for 20 percent or more of the common stock. The company's board will be entitled to redeem the rights at 1 cent per right, payable in cash or stock.

        The rights are designed to assure that all Thompson stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the company without paying all stockholders a control premium.

        If a person acquires 20 percent or more of the outstanding common stock of Thompson PBE (other than certain exempt persons), each right will entitle its holder to purchase, at the right's then-current exercise price, a number of common shares of Thompson PBE having a market value at that time of twice the right's exercise price.

        Rights held by the 20 percent holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If Thompson is acquired in a merger or other business combination transaction which has not been approved by the board of directors, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

        The exercisability of the rights will not be triggered by any person who beneficially owns more than 20 percent of the company's common stock at the close of business on May 6, 1997, provided such exempt person acquires no more than an additional 0.25 percent of the outstanding common stock (presently, slightly more than 21,000 shares) after such date.

        Kline commented: "The rights do not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the board of directors prior to attempting a takeover. Over 1,500 other public companies have adopted rights plans in recent years." Kline also stated, "The board believes that the adoption of this plan is in the best interests of the company and our stockholders."

        The dividend distribution will be payable to stockholders of record on May 29, 1997. The rights will expire on May 6, 2007. The rights distribution is not taxable to stockholders.

        The company also announced that D. Hunt Ramsbottom Jr. resigned from the board of directors in order to devote his time to a new business venture. Ramsbottom was a co-founder of the company. Kline commented, "We will miss Hunt's participation and contributions as a director and wish him all the best in his new enterprise."

        Thompson PBE is the nation's leading independent aftermarket distributor of paint and related supplies to the automotive collision repair industry. The company operates more than 100 distribution sites located in Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Massachusetts, North Carolina, South Carolina and Virginia.

        The statements contained in this news release include forward-looking statements that involve a number of risks and uncertainties. Among these risks are business risks related to the company's rapid growth and acquisition program, competition, the consolidation of the company's customer base, general industry conditions and the company's dependence on key suppliers.

        These and certain other significant business risks faced by the company are discussed in additional detail under the caption "Business -- Business Risks" in the company report on Form 10-K for the 1996 fiscal year. Any recipient of this news release may receive a copy of such report by request directed to the chief financial officer of Thompson PBE.

                               THOMPSON PBE INC.
                          SUMMARY OF FINANCIAL RESULTS
                     (in thousands, except per share data)

                                 Three Months Ended        Six Months Ended
                               ----------------------    ----------------------
                               March 29,    March 31,    March 29,    March 31,
                                 1997         1996         1997         1996
                               ---------    ---------    ---------    ---------
Net Sales                     $51,441       $41,981       $99,209       $79,126
Cost of Sales                  33,727        26,479        64,300        49,678
Gross Profit                   17,714        15,502        34,909        29,448
Selling, General and
 Administrative
 Expenses                      14,806        12,231        29,374        23,449
Depreciation                      545           436         1,032           855
Amortization                      735           525         1,442         1,008
Interest Expense                1,055           542         2,102           886
Income Before Provision
 for Income Taxes                 573         1,768           959         3,250
Provision for
 Income Taxes                     252           734           416         1,349
Net Income                    $   321       $ 1,034       $   543       $ 1,901

Earnings Per Share            $  0.04       $  0.12       $  0.06       $  0.21

Weighted Average
 Share of Common
 Stock & Equivalents            8,693         8,903         8,732         8,861


CONTACT: Thompson PBE, Inc., Marina del Rey
         Mortimer A. Kline, 310/306-7112
                or
         Investor Relations Line: 800/872-3196